Registration No. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

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                             Anaren Microwave, Inc.
             (Exact Name of registrant as specified in its charter)


                  New York                             16-0928561
       (State or other jurisdiction of              (I.R.S. Employer
       incorporation or organization)             Identification Number)


   6635 Kirkville Road
   East Syracuse, New York                            13057
   (Address of Principal Executive Offices)         (Zip Code)



                             ANAREN MICROWAVE, INC.
                           INCENTIVE STOCK OPTION PLAN
                            (Full title of the plan)

                         ------------------------------

                                  Hugh A. Hair
                      Chairman and Chief Executive Officer
                             Anaren Microwave, Inc.
                               6635 Kirkville Road
                                  P.O. Box 178
                          East Syracuse, New York 10357
                     (Name and address of agent for service)

                                 (315) 432-8909
          (Telephone number, including area code, of agent for service)

                        --------------------------------

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                         CALCULATION OF REGISTRATION FEE

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                                        Proposed       Proposed
                                        Maximum        Maximum
Title of                                Offering       Aggregate   Amount of
Securities to          Amount to be     Price          Offering    Registra-
be Registered          Registered (1)   Per Share      Price       tion Fee (2)
- --------------------------------------------------------------------------------

Common Stock             400,000         $6.31        $2,524,000      $505
($.01 par value)         Shares
- --------------------------------------------------------------------------------

Notes:

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of certain events specified in the registrant's Incentive Stock Option Plan (the "Plan") may become subject to the Plan.

(2) Solely for purposes of calculating the registration fee, and in accordance with Rule 457(c), the 400,000 shares which may be the subject of stock options to be granted in the future are deemed to be offered at $6.31 per share, the average of the high and low prices reported by the National Association of Securities Dealers Automated Quotation System, National Market as of April 30, 1996.








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                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been filed by Anaren Microwave, Inc. (the "Registrant") with the Securities and Exchange Commission ("the Commission") and are hereby incorporated by reference in this Registration Statement:

          1. the registrant's Annual Report on Form 10-K for the fiscal year ended July 1, 1995; and

          2. all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above, including: the registrant's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995.

     All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Common stock of the registrant.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrants's by-laws provide that the registrant shall indemnify any director or officer for all liabilities (including, but not limited to, reasonable costs, expenses, attorney's fees, and obligations for payment in settlement and final judgment) incurred by or imposed upon him in the preparation, conduct or compromise, or as a result of any actual or threatened action, suit, or proceeding by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he is or was serving as a director or officer of the registrant, or that such director or officer, at the request of the registrant,is or was serving any other enterprise in any such capacity, if such director or officer acted in good faith for a purpose which he




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reasonably  expected  to be in or not  opposed  to  the  best  interests  of the registrant, except that no indemnification shall be made in respect to (a) a threatened action, or a pending action which is settled or otherwise disposed of, or (b) any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless such indemnification is ordered by a court of competent jurisdiction.

     Reference is also made to the provisions of Sections 721 through 726 of the New York Business Corporation Law which permit the indemnification of the Company's officers and directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

          The  following  exhibits  are  filed  as a part of  this  Registration
          Statement:

          5 and 23  Opinion of Saiber  Schlesinger  Satz &  Goldstein  regarding
                    legality  of  securities   being   registered   and  Consent
                    of  Counsel included therein.

          23        Consent   of  KPMG  Peat   Marwick, LLP,  Independent Public
                    Accountants.

ITEM 9. UNDERTAKINGS.

I. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (except to the extent the information required to be included by clauses (i) or (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new




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registration  statement  relating to the  securities  offered  therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II. In accordance with the undertakings described above in section I.(1) of this
Item 9, the registrant sets forth the following:

          The registrant recorded sales of $4,101,685 and a net loss of $(1,197,795) for the third quarter ended March 31, 1996. These figures compare to sales of $4,684,707 and a net loss of $(124,272) for the comparable period of the prior year. The loss per share for the third quarter was $(.30) compared to a loss per share of $(.04) for the third quarter of last year.

          Net sales for the 9 month period ended March 31, 1996, were $12,992,779, up 10 percent from net sales of $11,794,489 for the 9 months ended April 1, 1995. The net loss for the 9 month period ended March 31, 1996 was $(1,121,004) or $(.28) per share, compared to a net loss of $(2,746,534) or $(.67) per share for the comparable period of the prior fiscal year.

          Included in the results for both the 9 months and 3 months ended March 31, 1996 was a third quarter restructuring charge against income of $810,000 resulting from a provision for the costs associated with a management buyout and liquidation of the registrant's EW Simulator business at its foreign subsidiary in England. This charge, which includes provisions for the writedown of EW Simulator assets to realizable value, legal and professional fees and costs to complete an existing EW Simulator contract in excess of expected revenue, reduced earnings for both the 3 months and 9 months ended March 31, 1996 by $810,000, or $(.20) per share.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York on May 3, 1996.

                                       ANAREN MICROWAVE, INC.


                                       By: /s/ Hugh A. Hair
                                       -----------------------------
                                       Hugh A. Hair
                                       Chairman and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                          Date
- ---------                      -----                          ----

/s/Hugh A. Hair             Chairman and
- ---------------------       Chief Executive Officer           May 3, 1996
Hugh A. Hair                (Principal Executive
                             Officer)

/s/Carl W. Gerst, Jr.
- ---------------------       Vice Chairman, Chief              May 3, 1996
Carl W. Gerst, Jr.          Technical Officer,
                            Treasurer

/s/Joseph E. Porcello
- ---------------------       Vice President of                 May 3, 1996
Joseph E. Porcello          of Finance and
                            Controller
                            (Principal Financial
                            and Accounting Officer)

/s/Lawrence A. Sala
- ---------------------       Director                          May 3, 1996
Lawrence A. Sala

/s/William J. Mackay
- ---------------------       Director                          May 3, 1996
William J. Mackay








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Signature                      Title                          Date
- ---------                      -----                          ----

/s/Dale F. Eck
- ---------------------       Director                           May 3, 1996
Dale F. Eck

/s/Abraham Manber
- ---------------------       Director                           May 3, 1996
Abraham Manber

/s/Herbert I. Corkin
- ---------------------       Director                           May 3, 1996
Herbert I. Corkin







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                                INDEX TO EXHIBITS

Exhibits
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5 and 23    Opinion of Saiber,  Schlesinger Satz & Goldstein  regarding legality
            of  securities   being  registered  and  Consent of Counsel included
            therein.

23          Consent of KPMG Peat Marwick LLP, Independent Public Accountants.






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